EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2017 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 6, 2018:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's 2017 earnings.

President Hines reported that annual operating revenues for 2017 increased $1,005,000, and that net income increased $1,128,000 when compared to 2016.  Higher operating revenues were primarily due to utilization of the Distribution System Improvement Charge (DSIC).  DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Net income increased primarily due to lower income taxes from a higher volume of asset improvements eligible for the tax deduction under the IRS tangible property regulations and an increased allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction. The increased income was partially offset by higher operations and maintenance expenses and depreciation.  Basic and Diluted Earnings per share for 2017 were $0.09 higher than 2016 and dividends per share rose by $0.0205 compared to 2016.

During the year, the Company invested $24.6 million in capital projects for an additional untreated water pumping station and force main, as well as various replacements and improvements to infrastructure including company-owned lead service lines.  During 2017, the Company replaced or relined approximately 42,500 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.

President Hines also reported that operating revenues for the fourth quarter of 2017 increased $468,000 and that net income increased by $585,000 compared to the fourth quarter of 2016.  The increase in fourth quarter net income also resulted from higher revenue from the utilization of the DSIC, lower income taxes due to a higher volume of asset improvements eligible for a tax deduction and increased AFUDC.  Basic and Diluted Earnings per share for the fourth quarter of 2017 were $0.04 higher than the fourth quarter of 2016.

President Hines reported that York Water plans to invest approximately $22.6 million in 2018 and $19.8 million in 2019 for spillway improvements and the armoring of one of the dams, replacing a water storage tank, expansion of a wastewater treatment plant, system expansion, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2017	2016	2017	2016
Operating Revenues	$12,353	$11,885	$48,589	$47,584
Net Income	$3,527	$2,942	$12,974	$11,846
Average Number of Common Shares Outstanding	12,860	12,863	12,849	12,846
Basic and Diluted Earnings Per Common Share	$0.27	$0.23	$1.01	$0.92
Dividends Declared Per Common Share	$0.1666	$0.1602	$0.6472	$0.6267

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.